Exhibit 10.05

SEVERANCE AGREEMENT AMENDMENT

This Amendment (this “Amendment”) is entered into as of the Effective Date by and between Alberto-Culver Company, a Delaware corporation (the “Company”), and James Marino (the “Executive”) and shall be deemed to be effective on the date the last party signs this Amendment (the “Effective Date”).

WHEREAS, the Company and the Executive have entered into the Severance Agreement dated as of December 14, 1998, as amended as of May 28, 1999 and February 24, 2004 (the “Severance Agreement”), pursuant to which the Executive would be entitled to payments and benefits in the event that the Executive’s employment were terminated under the circumstances set forth in the Severance Agreement following, among other things, the approval by the stockholders of the Company of a transaction that constitutes a Change in Control (as defined in the Severance Agreement);

WHEREAS, the Company and Regis Corporation, a Minnesota corporation (“Regis”), may enter into a transaction whereby Regis or a subsidiary of Regis would be merged with Sally Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“SHI” and such transaction, the “Transaction”);

WHEREAS, the Company intends to treat the Transaction as though it constitutes a Change in Control for the purposes of, and as such term is defined under, the Employee Stock Option Plan of 2003, Employee Stock Option Plan of 1988, 2003 Restricted Stock Plan and 1994 Restricted Stock Plan and accordingly accelerate the vesting of all options to purchase, and restricted shares of, common stock of the Company issued under such plans, including those held by the Executive;

WHEREAS, in respect of the Company’s Management Incentive Plan and the 1994 Shareholder Value Incentive Plan (the “SVIP”), the Company intends to treat the Transaction as though it constitutes a Change in Control (as such term is defined therein) for the participants in such plans, including the Executive; and

WHEREAS, the Company and the Executive desire to enter into this Amendment pursuant to which the Company and the Executive agree to amend the Severance Agreement upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the Company and the Executive hereby agree as follows:

1. No Deemed Change in Control. The Company and the Executive acknowledge that the Transaction is currently contemplated to take the following form: the shares of SHI owned by the Company would be distributed to the Company’s stockholders pursuant to a tax-free spin-off of SHI and, immediately thereafter, SHI would be merged with Regis or a subsidiary of Regis and those SHI shares would be converted into shares of common stock of Regis. As a result of the Transaction under such form, SHI would become a wholly owned subsidiary of Regis. In order to resolve all issues that could arise with respect to the Severance Agreement by reason of the Transaction, the Executive, on behalf of the Executive and any person claiming through the Executive, and the Company hereby agree that the Transaction, however effected, including any actions taken in respect thereof or in connection therewith, shall not be deemed to constitute a Change in Control for purposes of the Severance Agreement. This Amendment shall not apply or extend to any right the Executive may in the future have to any payments or benefits pursuant to the Severance Agreement by reason of the occurrence of a Change in Control unrelated to the Transaction with Regis and its affiliates.

2. Consideration for Amendment. In consideration for entering into this Amendment, the Company and the Executive agree that in the event of the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason during the period commencing on the Effective Date and ending on the second anniversary of the closing of the Transaction, the Executive shall be entitled to the payments and benefits set forth on Schedule A hereto.

If the Executive shall be entitled to any payments or benefits pursuant to the Severance Agreement, other than by reason of this Amendment, in connection with a Change in Control unrelated to the Transaction with Regis and its affiliates, then the Executive shall not be entitled to any payments or benefits hereunder.

For purposes of this Section 2, the terms Cause and Good Reason shall have the meaning assigned to such terms in the Severance Agreement, provided that (i) the Effective Date (as defined in this Amendment) shall be substituted for the term “Change in Control” each place such term appears in such definitions and (ii) with respect to the definition of Good Reason, clause 5 of Section 1(g) shall be deleted in its entirety.

3. Effective Date; Termination of Agreement. This Amendment shall be effective on the Effective Date. This Amendment shall terminate and be of no further force or effect, except in respect of (i) Section 8 hereto and (ii) any benefits then accrued by the Executive hereunder, if and only if (a) the principal agreements related to the Transaction are not signed by the Company and Regis on or prior to March 31, 2006, or (b) such principal agreements are terminated prior to the consummation of the Transaction.

4. Scope of Agreement. Nothing in this Amendment shall be deemed to entitle the Executive to continued

employment with the Company or its subsidiaries.

5. Notice of Termination. A written notice of the Executive’s termination of employment during the period described in Section 2 by the Company or the Executive, as the case may be, to the other shall (i) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment and (ii) specify the termination date (which date shall be not less than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

6. Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

7. Miscellaneous. Capitalized terms not defined herein shall have the meanings assigned to them in the Severance Agreement. This Amendment and the Severance Agreement constitute the entire understanding and agreement between the Company and the Executive with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings between the Executive and the Company with respect to such subject matter. The Severance Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

8. Addition of Provision Relating to Certain Taxation Matters. The following provision shall be added as new Section 3(e) of the Severance Agreement and shall apply with equal force to the Severance Agreement and this Amendment:

(e) Application of Section 409A. Notwithstanding the foregoing, if the Company, or in the event that the Company no longer exists, the Successor Company, or the Executive reasonably and in good faith determines that payment of any amount pursuant to this Agreement at the time provided for such payment would cause any amount so payable to be subject to Section 409A(a)(1) of the Code, then such amount shall instead be paid at the earliest time at which it may be paid without causing this Agreement to be subject to Section 409A(a)(1) and all of the provisions of this Agreement shall be interpreted in a manner consistent with this Section 3(e). The Company, or in the event that the Company no longer exists, the Successor Company, shall have the right to make such amendments, if any, to this Agreement as shall be necessary to avoid the application of Section 409A(a)(1) of the Code to the payments of amounts pursuant to this Agreement, and shall give prompt notice of any such amendment to the Executive. If the Company or in the event that the Company no longer exists, the Successor Company, defers payments to the Executive pursuant to this Section 3(e), then such company shall provide Executive with prompt written notice thereof, including reasonable explanation and the estimated date on which it has determined it is permitted to make the payments deferred under this Section 3(e). In any event, the payments will not take longer than 190 days from the Date of Termination, provided however that benefits provided under Section 3(c) shall extend beyond this period pursuant to the terms of such benefits. Provided further that to the extent it is determined that Section 409A would apply to such benefits if provided immediately after the Date of Termination, such benefit shall commence as soon as possible without being subject to 409A.

                For purposes of this Section 3(e), (i) the term Agreement shall be deemed to refer to this Agreement and any amendments thereto, (ii) the term “Successor Company” shall mean, in the event of any reorganization, merger, consolidation or any sale or other disposition of assets that results in a Change in Control, (A) the surviving or resulting Person or the Person acquiring the assets of the Company, and (B) the Affiliates of such Person, (iii) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934 and (iv) the term “Person” shall mean any individual, entity or group, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer of the Company and the Executive has executed this Amendment as of the dates set forth below.

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
Name: Gary P. Schmidt Its: Senior Vice President and General Counsel

Date: January 10, 2006

JAMES MARINO

/s/ James Marino
Date: January 10, 2006

SCHEDULE A TO

SEVERANCE AGREEMENT AMENDMENT

Lump Sum Payment

Within 30 days following the Date of Termination, provided that the Company has received a customary release signed by the Executive, the Company shall pay to the Executive a lump sum payment equal to 2 times the Executive’s current annual base salary from the Company and its affiliated companies, plus 2 times the average of the dollar amount of the Executive’s actual or annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company for less than 12 full months) annual bonus, paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the five fiscal years of the Company (or such portion thereof during which the Executive performed services for the Company if the Executive shall have been employed by the Company for less than such five fiscal year period) immediately preceding the fiscal year in which the Date of Termination occurs.

Benefits

Medical Insurance Continuation. For a period of 18 months commencing on the Date of Termination, the Company shall continue to keep in full force and effect all policies of medical insurance with respect to the Executive and his or her dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Date of Termination (such coverage, the “Date of Termination Coverage”) or, if more favorable to the Executive, as provided generally with respect to other peer executives of the Company and its affiliated companies, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination, provided, however, that the Company’s obligation to continue to provide this benefit shall terminate at such time that the Executive commences employment with another employer and becomes eligible to receive medical insurance coverage under an employer-provided plan that is generally comparable to the Date of Termination Coverage. The coverage provided hereunder shall be applied toward the satisfaction of, and shall not supplement, the Executive’s right to continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state law.

Executive Outplacement. The Company will pay for and provide to the Executive outplacement services with an outplacement firm of Executive’s choosing, provided that the Company shall not be responsible to pay for such services to the extent such services (i) exceed $12,000 or (ii) are provided more than one year following the Date of Termination.